GE CAPITAL
LAZARD BROTHERS & CO., LIMITED
861881
2 September 1997                                         FOR IMMEDIATE RELEASE
CONFIRMATION OF RELEASE IS NOT REQUIRED
SEE END OF RELEASE FOR ENQUIRIES
ANNOUNCEMENT NOT GIVEN TO THIRD PARTIES
NO UNVALIDATED VERSION TO BE ISSUED

                General Electric Capital Corporation ("GE Capital")

         Recommended cash offer for Central Transport Rental Group ("CTR")

The Offer by GE Capital to acquire the whole of the issued and to be issued share capital of CTR at 16 pence for each CTR Share and 48 pence for each CTR American Depositary Share ("ADS") has been extended to 10 p.m. (London time), 5 p.m. (New York City time) on Tuesday, 23 September 1997.

As of 10 p.m. (London time), 5 p.m. (New York City time) on 29 August 1997, acceptances of the Offer had been received in respect of 270,079,791 CTR Shares and 121,646,874 CTR ADSs (representing 364,940,621 CTR Shares) together representing 86.0 per cent. of the current issued share capital of CTR. As at such time, acceptances had not been received in respect of 70,663,846 CTR Shares and 10,805,487 CTR ADSs (representing 32,416,461 CTR Shares).

GE Capital, an indirect wholly owned subsidiary of General Electric Company (no relation to the UK Company of a similar name), is a substantial diversified financial services company. GS Capital's activities include equipment management, mid-market financing, specialised financing, speciality insurance and consumer services. General Electric Company is a diversified manufacturing, technology and services company with operations worldwide.


END

Equiries:

GE Capital                                           001 203 357 4728
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Tony Zehnder

Lazard Brothers & Co., Limited                       0171 588 2721
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David Anderson

Hill and Knowlton (UK) Limited                       0171 413 3000
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Elizabeth Ballard
Andrew Marshall